                       EX-99.B(b)rsbylaw

               AMENDMENT TO BYLAWS

         RESOLVED, That the Bylaws of United Retirement Shares, Inc.
         are amended by substitution of the following for Article IX, regarding Indemnification and Insurance:

                   ARTICLE IX
               INDEMNIFICATION AND INSURANCE

          Section 9.01. Indemnification of Officers,
         Directors, Employees and Agents:  The Corporation shall
         indemnify and advance expenses to its present and past
         directors, officers, employees and agents, and any
         persons who are serving or have served at the request
         of the Corporation as a director, officer, employee or
         agent of another corporation, partnership, joint
         venture, trust, or enterprise, to the full extent
         provided and allowed by Section 2-418 of the Annotated
         Corporations and Associations Code of Maryland
         concerning corporations, as amended from time to time
         or any other applicable provisions of law.
         Notwithstanding anything herein to the contrary, no
         director, officer, investment adviser or principal
         underwriter of the Corporation shall be indemnified in
         violation of Section 17(h) and (i) of the Investment
         Company Act of 1940, as amended.

          Section 9.02. Insurance of Officers, Directors,
         Employees and Agents:  The Corporation may purchase and
         maintain insurance on behalf of any person who is or
         was a director, officer, employee or agent of the
         Corporation, or is or was serving at the request of the
         Corporation as a director, officer, employee or agent
         of another corporation, partnership, joint venture,
         trust or other enterprise against liability asserted
         against him or her and incurred by him or her in any
         such capacity or arising out of his or her status as
         such, whether or not the Corporation would have the
         power to indemnify him or her against such liability.

          Section 9.03. Non-exclusivity:
         The indemnification and advancement of expenses provided
         by, or granted pursuant to, this Article IX shall not
         be deemed exclusive of any other rights to which those
         seeking indemnification or advancement of expenses may
         be entitled under the Articles of Incorporation, these
         Bylaws, agreement, vote of stockholders or directors,
         or otherwise, both as to action in his or her official
         capacity and as to action in another capacity while
         holding such office.

          Section 9.04. Amendment:  No amendment, alteration
         or repeal of this Article, or the adoption, alteration
         or amendment of any other provision of the Articles of
         Incorporation or Bylaws inconsistent with this Article,
         shall adversely affect any right or protection of any
         person under this Article with respect to any act or
         failure to act which occurred prior to such amendment,
         alteration, repeal or adoption.

         and further;

         RESOLVED, That the Bylaws of the Corporation are amended to change the Corporation's name from United Retirement Shares, Inc.
         to Waddell & Reed Advisors Retirement Shares, Inc., effective
         June 30, 2000.

         I certify that I am Secretary of the Corporation, and as
         such officer, have custody of the minute books of the
         Corporation, and that the foregoing resolutions are true and correct resolutions duly passed by the Board of Directors of the
         Corporation at a meeting held on May 17, 2000.

               /s/Kristen A. Richards
               -----------------------------------
               Kristen A. Richards, Secretary

         Dated this 17th day of May, 2000.